Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

CalAmp Corp.

Irvine, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated May 12, 2017, except for Note 19, which is as of May 9, 2018, relating to the consolidated financial statements of CalAmp Corp. (“Company”) as of February 28, 2017 and for each of the two years in the period ended February 28, 2017, appearing in the Company’s Annual Report on Form 10-K for the year ended February 28, 2018.

/s/ BDO USA, LLP

Los Angeles, California

May 9, 2018